UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):

April 3, 2007

ASCENDANT SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27945	75-2900905
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16250 Dallas Parkway, Suite 100, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance On Previously Issued Financial Statements Or A Related Audit Report Or Completed Interim Review.

On April 3, 2007, the management and Audit Committee of Ascendant Solutions, Inc. (the “Company”) concluded that the Company’s unaudited financial statements for the quarterly period ended September 30, 2006 as filed on a Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006 (the “3rd Quarter Financials”) should no longer be relied upon as a result of certain errors discovered subsequent to the issuance of the 3rd Quarter Financials. At this time, the Company has identified the matters set forth below which will require changes to the 3rd Quarter Financials. Certain additional matters are also subject to review. The matters for which changes will be required are:

In March 2007, the Company identified an accounting error at our Park InfusionCare subsidiary where certain payments received from insurance companies during the year ended December 31, 2006 were incorrectly recorded as a liability. The Company has evaluated these payments and, as a result of this evaluation, has increased the 2006 revenue of Park InfusionCare in the amount of approximately $448,000.

The Company expects to amend the previously filed Form 10-Q for the 3rd Quarter Financials with an aggregate impact of an increase in revenue for the quarterly period ended September 30, 2006. The amendment to the prior period financial statements for the above entries are one-time charges that the Company expects will decrease its previously reported net loss for the quarterly period ended September 30, 2006 by approximately $179,000. The foregoing is an estimate subject to change until the Company’s accounting review and outside audit is complete.

The Company intends to file its restated financial statements for the quarterly period ended September 30, 2006 as soon as practical after filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Until such time, the Company’s unaudited financial statements for the quarterly period ended September 30, 2006 should not be relied upon.

The Company’s management and its Audit Committee have discussed the matters described in this Form 8-K with Hein & Associates, the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2007	ASCENDANT SOLUTIONS, INC.

	By:	/s/ David E. Bowe
David E. Bowe
President and Chief Executive Officer